650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
August 7, 2017
Soleno Therapeutics, Inc. (f/k/a Capnia, Inc.)
1235 Radio Road, Suite 110
Redwood City, CA 94065
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Soleno Therapeutics, Inc. (f/k/a Capnia, Inc.) (the “Company”) with the Securities and Exchange Commission on even date herewith in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 32,730,600 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), all of which are reserved for issuance pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 22, 2016, by and among the Company, Essentialis, Inc., a Delaware corporation, Company E Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Neil Cowen as the stockholders’ representative (the “Merger Agreement”), and Common Stock Purchase Agreements dated March 7, 2017 (the “Purchase Agreements”), between the Company and the purchasers party thereto.
We are acting as counsel for the Company in connection with the registration of Common Stock by the Company. In such capacity, we have examined the Merger Agreement and the Purchase Agreements. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
(i) the 32,730,600 shares of Common Stock are validly issued, fully paid and non-assessable.
We are members of the Bar of the State of California and this opinion is limited solely to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation